EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: October 20, 2003

BANK OF AMERICA CORPORATION

BANK OF AMERICA, NA

By: /s/ Pamela P. Reed

Pamela P. Reed

Assistant Vice President

Corporate Compliance

NB HOLDINGS CORPORATION

By: /s/ Rachel R. Cummings

Rachel R. Cummings

Senior Vice President

NMS SERVICES INC

NMS SERVICES (CAYMAN) INC

By: /s/ R. Kevin Beauregard

R. Kevin Beauregard

Vice President